Exhibit 2.1

Tower Group, Inc.

Seller

and

The Bregal Fund III L.P.

Buyer

Agreement

for the sale and purchase of shares in the capital of Canopius Group Limited

Execution version

Contents

1	Definitions and interpretation	3

2	Sale and purchase of the Shares	7

3	Purchase Price	7

4	Completion	8

5	Warranties, acknowledgments and agreements	8

6	Payments	12

7	Further assurance	13

8	Variation	13

9	Waiver and remedies	13

10	Confidential Information and announcements	14

11	Assignment	15

12	Entire agreement	15

13	Provisions relating to this Agreement	16

Schedule 1 : Completion		19

Schedule 2 : Additional Consideration		21

Agreed form documents

Director’s resignation letter

Amended and restated Voting Rights Proxy Agreement relating to the voting rights attaching to the issued and outstanding shares of capital stock of Canopius US Insurance, Inc.

Dated December 2013

Between:

(1)	Tower Group, Inc., a Delaware corporation whose principal executive office is at 120 Broadway, 31st Floor, New York, NY 10271, USA (Seller); and

(2)	The Bregal Fund III L.P., a limited partnership registered in Jersey with number LP1257, whose principal place of business is at 2nd Floor, Windward House, La Route de la Liberation, St Helier, Jersey, JE2 3BQ (Buyer).

Background

(A)	The Seller is the sole registered holder of 31,766,961 “A” Ordinary Shares in Canopius Group Limited.

(B)	The Seller has agreed to sell and the Buyer has agreed to buy the Shares on the terms set out in this Agreement.

It is agreed as follows:

1	Definitions and interpretation

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following definitions apply:

Additional Consideration means such additional consideration as may be payable under Clause 3.2 as calculated in accordance with Schedule 2;

Affiliate means, in respect of any person, any person directly or indirectly controlling, controlled by or under common control with such person;

Amended and Restated VRPA means an amended and restated Voting Rights Proxy Agreement in the agreed form relating to the voting rights attaching to the issued and outstanding shares of capital stock of Canopius US Insurance, Inc.;

Business Day means a day other than (i) a Saturday or Sunday or (ii) a bank holiday or public holiday in England and Wales or New York, U.S.A.;

Buyer’s Solicitors means Clyde & Co LLP of The St Botolph Building, 138 Houndsditch, London EC3A 7AR and (only as to matters of US law) Drinker Biddle & Reath LLP, 1177 Avenue of the Americas, New York, NY 10019;

Buyer’s Warranties means the warranties and representations set out in Clause 5.3.1 to be given by the Buyer to the Seller;

CA 2006 means the Companies Act 2006;

Company means Canopius Group Limited, a company incorporated and registered in Guernsey with number 41279 whose registered office is at Ogier House, St Julian’s Avenue, St Peter Port, Guernsey;

Competent Authority means any person, authority, commission, department, court, agency or body whether administrative, regulatory, governmental or otherwise and including the U.S. Securities and Exchange Commission and any securities exchange, as the case may require, and in each case including any predecessor or successor to any or all of that body’s functions;

Completion means completion of the sale and purchase of the Shares contemplated by this Agreement;

Completion Date means the date of this Agreement;

Buyer Confidential Information means any information (however stored) which is not in the public domain, including information concerning prices, sales, accounts, finances, business plans, commercial agreements, reserves, actuarial tables, computations and assessments, ratings information, reinsurance arrangements, financing arrangements, clients, suppliers, employees, products, services, facilities, assets, production, technology, know how, research or development which in each case relates to the Group or (as the case may be) the transactions contemplated by this Agreement;

Encumbrance means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, claim, right, interest or preference or any other encumbrance or security interest of any kind or any agreement or commitment to create any of the same;

Expert a person appointed in accordance with paragraph 2 of Schedule 2 to resolve any dispute arising under Schedule 2;

Group means the Company and its subsidiaries at the date of Completion;

Initial Consideration means £42,514,061, and the parties agree that for the purposes of this Agreement, the US dollar equivalent payable to the Seller as the Initial Consideration is $69,742,907;

Non-Public Information has the meaning given in Clause 5.2.3;

Permitted Encumbrance means any Encumbrance that exists under the Shareholders’ Agreement or the Company’s articles of incorporation;

Purchase Price Payment means a payment made by the Buyer in accordance with either of Clauses 3.1 and 3.2;

Sale means any sale, assignment, conveyance, issuance, exchange, disposition or other transfer, directly or indirectly, in one or more transactions (including by merger, scheme of arrangement or other extraordinary transaction), of securities representing more than 50% of the voting power of the Company (for the purposes of this Agreement, with respect to any Sale of less than all the outstanding equity securities of the Company, all of the Shares will be deemed to have been sold in such Sale);

Seller Confidential Information means any information (however stored) which is not in the public domain, including information concerning prices, sales, accounts, finances, business plans, commercial agreements, reserves, actuarial tables, computations and assessments, ratings information, reinsurance arrangements, financing arrangements, clients, suppliers, employees, products, services, facilities, assets, production, technology, know how, research or development which in each case relates to the Seller and/or its Affiliates or (as the case may be) the transactions contemplated by this Agreement;

Seller’s Bank Account means the account of the Seller with Keybank, ABA routing number 041001039, SWIFT code KEYBUS33 and account number 359681347902 (or such other account as the Seller and the Buyer may agree in writing);

Seller’s Solicitors means Willkie, Farr & Gallagher LLP, City Point, 1 Ropemaker Street, London EC2Y 9AW;

Seller’s Warranties means the warranties and representations set out in Clause 5.1 to be given by the Seller to the Buyer;

Shareholders’ Agreement means the Investment and Shareholders’ Agreement in respect of the Company made between the Seller, the Bregal Fund I Investors (as defined therein), the Bregal Fund II Investors (as defined therein), the Bregal Fund III Investor (as defined therein, being the Buyer), the Principal Executive Investors (as defined therein) and the Company on 25 April 2012;

Shares means 31,766,961 “A” Ordinary Shares in the Company owned by the Seller at the date of this Agreement;

Tax or Taxation means and includes all forms of taxation and statutory, governmental, supra-governmental, state, local governmental or municipal impositions, duties, contributions, deductions, withholdings and levies whether of the United Kingdom or elsewhere whenever imposed and all penalties, charges and interest relating to any of them;

Tax Authority means any local, municipal, governmental, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world;

Tax Relief means any allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for any Tax purposes, or any repayment or saving of Tax (including any repayment supplement, or interest in respect of Tax), and for these purposes references to the use or set-off of Relief shall include use or set-off in part, and any reference to the loss of any Tax Relief shall include the non-availability, non-existence or cancellation or such Tax Relief and the availability of such Tax Relief only in a reduced amount;

Transaction means the transaction contemplated by this Agreement; and

Trigger Period means the period commencing on the date of this Agreement and ending on 12 June 2014.

1.2	Interpretation

1.2.1	In this Agreement (except where the context otherwise requires):

(a)	words in the singular include the plural and vice versa and words importing any gender include every gender;

(b)	references to persons include individuals, firms, partnerships, limited liability partnerships, companies, bodies corporate, corporations, unincorporated associations, governments, authorities, agencies and trusts (in each case, whether or not having separate legal personality) wherever situated;

(c)	any phrase introduced by the term including, include, in particular or any similar expression is illustrative only and does not limit the sense of the words preceding that term;

(d)	references to times of day are, unless the context requires otherwise, to London time and references to a day are to a period of 24 hours running from midnight on the previous day;

(e)	a reference to any legislation or legislative provision includes a reference to any subordinate legislation made under it;

(f)	unless the context requires otherwise, a reference to any statute or statutory provision (whether of the United Kingdom or elsewhere) includes:

(i)	any subordinate legislation (as defined by section 21(1) Interpretation Act 1978) made under it; and

(ii)	any provision which it has superseded or re-enacted (with or without modification), and any provision superseding it or re-enacting it (with or without modification), before or on the date of this Agreement, or after the date of this Agreement except that, other than in relation to the Conditions, none of the parties shall incur any new or increased obligations, liabilities or restrictions for any superseding provisions, re-enactment or modification taking effect after the date of this Agreement, and any such statute, statutory provision or subordinate legislation as is in force at the date of this Agreement shall be interpreted as it is interpreted at the date of this Agreement and no account shall be taken of any change in the interpretation of any of the foregoing by any court of law or tribunal made after the date of this Agreement;

(g)	references to a party or the parties shall mean a party or the parties to this Agreement and shall include reference to that party’s personal representatives, successors and permitted assigns under this Agreement;

(h)	the expressions subsidiary and holding company have the meanings given in section 1159 of CA 2006, save that for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c) of CA 2006, a company will be treated as a member of another company:

(i)	if any of its subsidiaries is a member of that other company;

(ii)	if any shares in that other company are held by a person acting on behalf of the first company or any of its subsidiaries; or

(iii)	if any shares in that other company are held by a person (or that person’s nominee) by way of security or in connection with the taking of security granted by the first company or any of its subsidiaries;

(i)	subject to Clause 13.4, references to writing or written includes faxes and email;

(j)	any reference to a document being in the agreed form means a document in the form agreed, and signed or initialled for the purposes of identification only, by or on behalf of the Seller and the Buyer, with such alterations (if any) as may subsequently be agreed by or on behalf of the Seller and the Buyer;

(k)	references to Clauses and Schedules are to clauses of and schedules to this Agreement, and references to paragraphs are references to paragraphs in the Clause or Schedule in which the reference appears;

(l)	the table of contents, Clause headings and Schedule headings are included for ease of reference only and do not affect the interpretation of this Agreement; and

(m)	any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates in that jurisdiction to the English legal term.

1.2.2	The Schedules form part of this Agreement and have effect as if set out in full in the body of this Agreement, and any reference to this Agreement includes the Schedules.

2	Sale and purchase of the Shares

2.1	Sale and purchase

2.1.1	The Seller shall sell, and the Buyer shall buy, with effect at Completion, the Shares on the terms and conditions of this Agreement:

(a)	with full title guarantee and free from all Encumbrances other than any Permitted Encumbrances; and

(b)	together with all benefits and rights attaching to the Shares on or after Completion.

2.2	Waiver of pre-emption rights

2.2.1	The Seller irrevocably waives any and all pre-emption rights and any other rights of first refusal or restrictions on transfer exercisable by it in relation to or in connection with any of the Shares under the articles of incorporation of the Company, the Shareholders’ Agreement or otherwise.

3	Purchase Price

3.1	The Initial Consideration shall be paid by the Buyer to the Seller in cash at Completion in accordance with Clause 3.4.

3.2	If a legally binding contract (whether conditional or unconditional) for a Sale is entered into during the Trigger Period, the Buyer shall pay the Additional Consideration (if any) to the Seller on the second Business Day after the date on which the amount of the Additional Consideration is determined by the parties or the Expert in accordance with Schedule 2. If all or part of the consideration payable in respect of the Shares on any Sale is deferred, the Additional Consideration will be deferred in the same proportion and paid on the second Business Day after the date on which such deferred consideration is received by the Buyer (or such other holder) or, if later, the second Business Day after the date on which the amount of the Additional Consideration is determined by the parties or the Expert in accordance with Schedule 2.

3.3	The Additional Consideration (if any) shall be determined in accordance with Schedule 2.

3.4	All payments to be made to the Seller under this Agreement shall be made in US dollars by electronic transfer of immediately available funds to the Seller into the Seller’s Bank Account.

4	Completion

4.1	Date and place of Completion

4.1.1	Completion shall take place on the Completion Date at the offices of Clyde & Co LLP at The St Botolph Building, 138 Houndsditch, London EC3A 7AR (or at any other place as may be agreed in writing by the Seller and the Buyer).

4.1.2	On Completion, the Seller and the Buyer shall be subject to their respective obligations set out in Schedule 1.

4.1.3	No party shall be required to complete the sale and purchase of the Shares unless all of the Shares are bought and sold simultaneously on Completion.

5	Warranties, acknowledgments and agreements

5.1	Seller’s Warranties

5.1.1	The Seller warrants and represents to the Buyer that as at the date of this Agreement, immediately prior to Completion, the following statements are true and accurate:

(a)	the Seller has no outstanding rights to subscribe for, or to convert any security into, shares in the Company;

(b)	the Seller is the sole registered holder of the Shares and, together with Tower Group International, Ltd. and certain other wholly-owned subsidiaries of Tower Group International, Ltd., is the beneficial owner of the Shares. Except as contemplated by this Agreement, the Seller has not transferred or purported to transfer to any other person any interest in the Shares and is entitled to transfer the Shares on the terms of this Agreement, and there is no Encumbrance other than any Permitted Encumbrance in relation to the Shares;

(c)	to the Seller’s knowledge, the Shares are fully paid, and there is no liability to pay additional contributions to the Company on such Shares;

(d)	the Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(e)	the Seller has the requisite power and authority to enter into, deliver and perform its obligations under this Agreement and the documents to be executed by the Seller at Completion as specified in paragraph 1 of Schedule 1;

(f)	all corporate action required to be taken by the beneficial owners of the Shares to authorise the sale of the Shares to the Buyer free and clear of all Encumbrances other than any Permitted Encumbrances has been taken;

(g)	assuming due authorisation, execution and delivery of this Agreement by the Buyer and the other documents referred to below by the other parties thereto, the obligations of the Seller under this Agreement and the documents to be executed by the Seller at Completion as specified in paragraph 1 of Schedule 1 are, or will when executed constitute, valid and binding obligations enforceable against the Seller in accordance with their terms;

(h)	the execution and delivery of, and the performance by the Seller of its obligations under, this Agreement will not:

(i)	conflict with or result in a violation of the certificate of incorporation, bylaws or other organisational documents of the Seller or any agreement or instrument to which the Seller or any Affiliate of the Seller is a party or by which the Seller or any Affiliate of the Seller is bound; or

(ii)	conflict with or result in a breach of any law or regulation, or any order, judgment or decree of any court or governmental agency or any other restriction, in each case to which it is a party or by which it is bound or which is applicable to it;

(iii)	require the Seller to obtain any consent or approval of, or give any notice or make any registration with, any Competent Authority which has not been obtained or made at the date of this Agreement both on an unconditional basis and on a basis that cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement);

(i)	the Seller is not insolvent or bankrupt or unable to pay its debts as presently due;

(j)	the Seller will use the proceeds it receives from the sale of the Shares to the Buyer to pay outstanding obligations under the bank credit facility agreement dated as of February 15, 2012, as amended, with Bank of America, N.A. and other lenders mentioned therein;

(k)	the Seller is not subject to any form of insolvency procedure, either in the United States of America or elsewhere, and has not:

(i)	received any written notice that an order has been made, petition presented or meeting convened for the winding up of the Seller or for the appointment of any provisional liquidator (or the equivalent to a provisional liquidator in the relevant jurisdiction);

(ii)	received any written notice concerning the appointment of a receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any substantial part of its property, assets and/or undertaking (including in respect of the Shares); or

(iii)	made any “voluntary arrangement,” as such term is used under applicable US federal or state bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws or judicial decisions, with any of its creditors in the two years prior to the date of this Agreement; provided, however, that the amendments to existing loan agreements that the Seller has entered into with its lenders and disclosed in filings with the US Securities and Exchange Commission and other similar transactions shall not be considered voluntary arrangements;

(l)	immediately after giving effect to the transactions contemplated by this Agreement, the Seller shall be solvent and shall be able to pay its debts as presently due; and

(m)	the Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction and is consummating the Transaction with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks.

5.2	Seller’s acknowledgments and agreements

5.2.1	The Seller has received and carefully reviewed the annual reports of the Company and all quarterly and other accounts, budgets, trading and profit and loss accounts, balance sheets, cash flow statements and cash flow forecasts, audit and management letters and annual operating plans and budgets which it is entitled to receive under the terms of the Shareholders’ Agreement, and such other information that it and its advisers deem necessary to make its decision to enter into the Transaction.

5.2.2	The Seller has made its own decision to consummate the Transaction based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary without reliance on any advice from the Buyer or any representation or warranty of the Buyer which is not contained in this Agreement.

5.2.3	The Seller acknowledges and understands that the Buyer and Bregal Capital LLP and their directors, officers, executives and Affiliates possess material non public information not known to the Seller that may impact the value of the Shares (the “Non-Public Information”) and which the Buyer is unable to disclose to the Seller, including, without limitation, (i) information received by directors, officers or executives of the Buyer or Bregal Capital LLP in their capacities as directors of the Company, (ii) information otherwise received from the Company or third parties on a confidential basis and (iii) information received on a privileged basis from the attorneys and financial advisers representing the Company and its Board of Directors. The Seller understands, based on its experience, the disadvantage to which the Seller is subject due to the disparity of information between the Buyer and the Seller. Notwithstanding this, the Seller has deemed it appropriate to engage in the Transaction.

5.2.4	The Seller agrees that the Buyer and its Affiliates, principals, stockholders, partners, employees and agents shall have no liability to the Seller whatsoever due to or in connection with the Buyer’s use or non-disclosure of the Non-Public Information, and the Seller hereby irrevocably waives any claim that it might have based on the failure of the Buyer to disclose the Non-Public Information.

5.2.5	The Seller acknowledges and agrees that the Buyer is entering into this Agreement on the basis of, and in reliance on, the Seller’s warranties, representations, acknowledgments and agreements herein and that without such warranties, representations, acknowledgments and agreements the Buyer would not engage in the Transaction.

5.3	Buyer’s Warranties

5.3.1	The Buyer warrants and represents to the Seller that as at the date of this Agreement, immediately prior to Completion, the following statements are true and accurate:

(a)	the Buyer is validly incorporated, validly in existence, and duly registered under the laws of its jurisdiction of incorporation;

(b)	the Buyer has the requisite power and authority to enter into, deliver and perform its obligations under this Agreement;

(c)	assuming due authorisation, execution and delivery of this Agreement by the Seller and the other documents referred to below by the other parties thereto, the obligations of the Buyer under this Agreement and the documents to be executed by the Buyer at Completion as specified in paragraph 2 of Schedule 1 are, or will when executed constitute, valid and binding obligations enforceable in accordance with their terms;

(d)	the execution and delivery of, and the performance by the Buyer of its obligations under this Agreement will not:

(i)	conflict with or result in a violation of any provision of the constitutional documents of the Buyer or any agreement or instrument to which the Buyer or any Affiliate of the Buyer is a party or by which the Buyer or any Affiliate of the Buyer is bound; or

(ii)	conflict with or result in a breach of any law or regulation, or any order, judgment or decree of any court or governmental agency or any other restriction, in each case to which it is a party or by which it is bound or which is applicable to it; or

(iii)	require the Buyer to obtain any consent or approval of, or give any notice or to make any registration with, any Competent Authority which has not been obtained or made at the date of this Agreement both on an unconditional basis and on a basis that cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement);

(e)	the Buyer is not insolvent or bankrupt or unable to pay its debts as they fall due; and

(f)	the Buyer is not subject to any form of insolvency procedure, either in the United Kingdom or elsewhere, and has not:

(i)	received any written notice that an order has been made, petition presented or meeting convened for the winding up of the Buyer or for the appointment of any provisional liquidator;

(ii)	received any written notice concerning the appointment of a receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any material part of its property, assets and/or undertaking; and

(iii)	made any voluntary arrangement with any of its creditors in the two years prior to the date of this Agreement;

(g)	immediately after giving effect to the transactions contemplated by this Agreement, the Buyer shall be solvent and shall be able to pay its debts as they fall due.

5.3.2	The Buyer acknowledges and agrees that the Seller is entering into this Agreement on the basis of, and in reliance on, the Buyer’s Warranties and that without such warranties the Seller would not engage in the Transaction.

6	Payments

6.1	No set-off etc

All payments to be made under this Agreement will be made free from any right of counterclaim or set off and without deduction or withholding other than any deduction or withholding required by law.

6.2	Deductions and withholdings required by law

6.2.1	If any deduction or withholding is required by law to be made from a payment under this Agreement other than a Purchase Price Payment, the payer shall make such deduction or withholding and account to the relevant Tax Authority for such deduction or withholding within the time allowed and in the minimum amount required by law, and shall give the recipient a certificate or official receipt of the amount for which it accounted to the relevant Tax Authority.

6.2.2	If any deduction or withholding is required by law to be made from a payment under this Agreement, (other than a Purchase Price Payment), the sum due will be increased to the extent necessary to ensure that, after the making of the deduction or withholding, the recipient receives a sum equal to that sum it would have received had no deduction or withholding been made.

6.2.3	If any party to this Agreement makes an increased payment pursuant to Clause 6.2.2 in respect of which the recipient obtains and utilises a Tax Relief, the recipient shall, within 20 Business Days after it utilises Tax Relief, pay to the payer of the increased payment such amount will ensure that the recipient retains a sum (taking into account the Tax Relief utilised) equal to the sum that it would have received had no such deduction or withholding been made.

6.2.4	If any sum paid under this Agreement (other than a Purchase Price Payment) is required to be brought into charge to Tax (including in circumstances where a Tax Relief is available in respect of such charge to Tax) then the payer shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or that would be so chargeable but for such Tax Relief) is equal to the amount that would otherwise be payable.

7	Further assurance

7.1	Each party shall (at its own expense) perform or (so far as it is reasonably able to do so) procure the performance of all such further acts and things and execute, or (so far as it is reasonably able to do so) procure the execution of, all such other documents as may be required by law or reasonably required by the other party for the purpose of giving effect to this Agreement and giving the other party the full benefit of the provisions of this Agreement.

7.2	In connection with any sale, disposition, assignment, conveyance or other transfer of the Shares that does not constitute a Sale, the Buyer will notify the Seller of such transaction and the identity of the transferee and will ensure that the transferee is obligated to notify the Buyer promptly upon its receipt of any consideration payable to such transferee in connection with a Sale.

8	Variation

No variation of this Agreement or any of the documents referred to in it will be effective unless it is in writing and executed where required as a deed by or on behalf of each of the parties.

9	Waiver and remedies

9.1	Exercise of rights and remedies

Any failure by a party to exercise or delay by a party in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver by that party of the right or remedy or a waiver of other rights or remedies, and no single or partial exercise of any right or remedy by a party shall preclude or restrict the further exercise or enforcement by that party of any such right or remedy or the exercise or enforcement of another right or remedy.

9.2	Waiver

9.2.1	A waiver by a party of any right or remedy under this Agreement is only effective if it is in writing, and any such waiver shall (unless the terms of the waiver expressly provide otherwise) apply only to the party to whom the waiver is addressed and the circumstances in respect of which it is given, provided that the liability of any other party under this Agreement shall not in any circumstances be greater than if no such waiver had been given.

9.2.2	A waiver by a party of a breach of any provision of this Agreement does not constitute a waiver of any other breach and shall not affect the other provisions of this Agreement.

9.2.3	Any waiver by a party of a breach of any provision of this Agreement shall not (unless the terms of the waiver expressly provide otherwise) be construed as a waiver of any continuing or subsequent breach of such provision or a modification of such provision.

10	Confidential Information and announcements

10.1	Confidential Information

10.1.1	Subject to Clause 10.1.3, the Seller shall maintain Buyer Confidential Information in confidence and not use or disclose to any person any Buyer Confidential Information.

10.1.2	Subject to Clause 10.1.3, the Buyer shall maintain Seller Confidential Information in confidence and not use or disclose to any person any Seller Confidential Information, provided that this Clause shall not prevent the Buyer from disclosing to a prospective purchaser of the Shares either the fact that the Buyer has acquired the Shares from the Seller or a copy of this Agreement.

10.1.3	Clause 10.1.1 shall not prevent the disclosure of Buyer Confidential Information by the Seller or (as the case may be) Seller Confidential Information by the Buyer:

(a)	where it is reasonably required to vest the full benefit of this Agreement in the other party;

(b)	to an officer, employee or agent of the disclosing party acting in the proper course of his duties and whose function requires him to have such Buyer Confidential Information or Seller Confidential Information (as the case may be) but only on terms that Clause 10.1.1 or Clause 10.1.2 (as the case may be) applies (as modified by Clause 10.1.3) to the use or disclosure by such officers, employees or agents;

(c)	where it is required to be disclosed by any applicable law, or any applicable rule or regulation of any Competent Authority competent to require the disclosure and provided that the disclosing party will, so far as reasonably practicable (and so far as not prohibited by the relevant rule or Competent Authority) first consult with and take into account the reasonable requirements of the other party as to the timing and content and manner and extent of dissemination of the required disclosure;

(d)	to a professional adviser for the purpose of advising the disclosing party but only on terms that Clause 10.1.1 or Clause 10.1.2 (as the case may be) applies (as modified by Clause 10.1.3) to the use or disclosure by the adviser;

(e)	where that Confidential Information has become publicly known, except as a direct or indirect result of a breach of Clause 10.1.1 or Clause 10.1.2 (as the case may be); or

(f)	where that Confidential Information has been received from a source not connected with the person to whom the duty of confidence is owed and such source acquired it free from any obligation of confidence to any other person.

10.2	Announcements

10.2.1	Subject to Clauses 10.2.2 and 10.2.3, neither party shall make or issue any announcement, disclosure, communication or publicity of any kind (each an Announcement) concerning the existence or subject matter or terms of this Agreement, the negotiations relating to this Agreement or the parties to it without the prior written approval of the other party, such approval not to be unreasonably withheld or delayed; and

10.2.2	Clause 10.2.1 does not apply to any Announcement to the extent that it is required to be made by any applicable law, rule or regulation of any Competent Authority to which the party is subject, provided that the party making such Announcement shall, so far as reasonably practicable (and so far as not prohibited by the relevant rule or Competent Authority) first consult with and take into account the reasonable requirements of the other party as to the timing and content and the manner and extent of the dissemination of the required Announcement.

10.2.3	Clause 10.2.1 does not apply to the making from time to time by the Buyer or Bregal Capital LLP of such disclosure to their existing and future potential partners, trustees, shareholders, unitholders, investors and other participants in relation to the transactions contemplated by this Agreement as they may, in their reasonable discretion, think fit in connection with their reporting and fund raising activities.

11	Assignment

11.1	Subject to Clauses 11.2 and 11.3 or unless the parties specifically agree in writing, neither party may (whether at law or in equity) assign, transfer, grant any security interest, hold on trust or deal in any other manner with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.

11.2	The Buyer may assign the benefit of (but not its obligations under) this Agreement (in whole or in part) to, and it may be enforced by, any person which is the legal and beneficial owner from time to time of any or all of the Shares as if it were the Buyer under this Agreement, provided that the liability of the Seller (including under Clause 6.2) under this Agreement shall not in any circumstances be greater than if no such assignment had taken place.

11.3	The Seller may assign the right to receive any portion of the Additional Consideration to any person, provided such assignment is for reasonably equivalent value.

12	Entire agreement

12.1	This Agreement constitutes the entire agreement between the parties and extinguish all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

12.2	Each party acknowledges and agrees that in entering into this Agreement it does not rely on, and shall have no rights or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) of any person (whether a party to this Agreement or not and whether written or oral) other than as are expressly set out in this Agreement.

12.3	Each party agrees that it shall not have any claim for innocent or negligent misrepresentation or negligent misstatement based on any statement or warranty in this Agreement or any of the other documents referred to in this Agreement.

12.4	Nothing in this Clause and no other limitation in this Agreement will operate to limit or exclude any liability for fraud.

13	Provisions relating to this Agreement

13.1	General

13.1.1	This Agreement (and the documents referred to in it) shall be binding on and shall enure for the benefit of the successors and permitted assigns of the parties.

13.1.2	All provisions of this Agreement shall continue in full force and effect notwithstanding Completion, except those provisions already performed at Completion.

13.1.3	The parties agree that they do not intend any person other than a party to this Agreement to be able to enforce any term of this Agreement (whether pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise).

13.2	Invalidity and Severability

13.2.1	If any provision of this Agreement is or becomes (whether pursuant to any judgement or otherwise) invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

(a)	the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

(b)	the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

shall not be affected or impaired in any way thereby.

13.2.2	If any provision of this Agreement shall be held to be void or declared illegal, invalid or unenforceable for any reason whatsoever, such provisions shall be divisible from this Agreement and shall be deemed to be deleted from this Agreement and the validity of the remaining provisions shall not be affected. In the event that any such deletion materially affects the interpretation of this Agreement then the parties shall negotiate in good faith with a view to agreeing a substitute provision which as closely as possible reflects the commercial intention of the parties.

13.3	Costs and expenses

Each party shall pay its own costs (including in respect of any stamp duty, notary, registration or other Taxes or charges) in relation to the negotiation, preparation, execution and implementation of this Agreement and of each document referred to in it.

13.4	Notices

13.4.1	A notice or other communication given under or in connection with this Agreement must be:

(a)	in writing;

(b)	in the English language; and

(c)	sent by the Permitted Method to the Notified Address.

13.4.2	The Permitted Method means any of the methods set out in column (1) below. A notice given by the Permitted Method will be deemed to be given and received on the date set out in column (2) below:

(1) Permitted Method	(2) Date on which Notice deemed given
Personal delivery	When left at the Notified Address

Fax transmission

On confirmed completion of transmission during normal business hours 9.30 a.m. to 5.30 p.m. on any Business Day.

Where transmission occurs after midnight but on or before 9.30am on any Business Day, notice shall be deemed to be given at 9.30am on that Business Day. Where transmission is after normal business hours (9.30 a.m. to 5.30 p.m.) on a Business Day, notice shall be deemed to be given on the next Business Day.

Email transmission

Provided always that delivery is followed by personal delivery on the next Business Day:

During normal business hours (9.30 a.m. to 5.30 p.m.) on any Business Day, when confirmation of the email’s delivery has been recorded by the sender’s computer;

Where delivery occurs after midnight but on or before 9.30am on any Business Day, notice shall be deemed to be given at 9.30am on that Business Day; or

Where delivery is after normal business hours (9.30 a.m. to 5.30 p.m.) on a Business Day, notice shall be deemed to be given on the next Business Day.

13.4.3	The Notified Addresses of each of the parties is as set out below:

Name of party	Address	Fax number	Email address
The Seller	Marked for the attention of Elliot S. Orol	+ 1 212 202 3897	eorol@twrgrp.com

The Buyer	Marked for the attention of Adam Barron	+ 44(0)20 7591 4222	adambarron@bregalcapital.com

or such other Notified Address as any of the parties may, by notice to the other, substitute for their Notified Address set out above.

13.4.4	In proving the giving of a notice or other communication it will be sufficient to prove that the envelope containing it was addressed to the Notified Address of the relevant person and delivered to that address or sent as pre-paid first class post or prepaid air-mail or that the notice or other communication was transmitted by fax to the fax number or by email to the email address of the relevant person in accordance with Clause 13.4.3.

13.5	Counterparts

This Agreement may be executed in any number of counterparts each of which when executed shall be an original but all the counterparts shall together constitute one and the same instrument.

13.6	Governing law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

13.7	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement and its subject-matter or formation (including non-contractual disputes or claims).

13.8	Agent for service

13.8.1	The Seller irrevocably appoints Law Debenture Corporate Services Limited of 100 Wood Street, Fifth Floor, London EC2V 7EX, fax number +44 (0)20 7606 0643 as its agent (Agent) to receive on its behalf in England service of any proceedings arising out of or in connection with this Agreement and its subject-matter or formation (service) and agrees that:

(a)	service shall be deemed completed on delivery to the Agent (whether or not the relevant proceedings are forwarded to and received by the Seller) and Clause 13.4 shall apply to determine the deemed time and proof of service as if references in those Clauses to the giving of a notice or other communication were to the service of any proceedings arising out of or in connection with this Agreement and its subject-matter or formation and as if references to Clause 13.4 were to this Clause 13.8.1;

(b)	if for any reason the Agent ceases to act for the Seller as agent or no longer has an address in England, the Seller shall within 20 Business Days appoint a substitute agent (the identity of whom shall have been agreed in advance with the Buyer) with an address in England and shall give notice to the Buyer of the substitute agent’s name, address and fax number, together with a copy of the substitute agent’s acceptance of the appointment; and

(c)	service on the Agent shall be effective unless and until the Buyer receives notice in accordance with Clause 13.8.1(b) from the Seller of the appointment of any substitute agent (and with effect from the Buyer’s receipt of such notice the substitute agent will be deemed to be the Agent for the purposes of this Clause 13.8).

13.8.2	Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

Schedule 1: Completion

1	Seller’s obligations

1.1	On Completion the Seller shall deliver or procure delivery of the following documents to the Buyer’s Solicitors (or as the Buyer may direct):

(a)	a duly executed transfer of the Shares in favour of the Buyer, together with any power of attorney under which such transfer has been executed;

(b)	certificates representing the Shares or an indemnity in the agreed form for any lost or damaged certificates;

(c)	six counterparts of the Amended and Restated VRPA, each signed by the Seller by way of consent to the amendment and restatement of the original voting rights proxy agreement and acknowledgement that it has no further rights under the Amended and Restated VRPA;

(d)	the written resignation in the agreed form of Michael Lee from his position as a director of the Company, acknowledging that he has no outstanding claims against the Company whether for loss of office or otherwise; and

(e)	as evidence of the authority of each person executing this Agreement or any document referred to in this Agreement on behalf of the Seller, a certified copy of the minutes of a duly held meeting of the directors of the Seller (or a duly constituted committee thereof) (as necessary to provide valid authorisation) authorising the execution by the Seller of this Agreement and any other such document referred to in this Agreement (together with, where such execution is authorised by a duly constituted committee of the directors of the Seller, a certified copy of the minutes of a duly held meeting of the directors of the Seller constituting such committee).

2	Buyer’s obligations

2.1	Upon completion of the matters referred to in paragraph 1 of this Schedule 1 the Buyer shall:

(a)	pay the Initial Consideration in accordance with Clause 3.4;

(b)	deliver or procure delivery to the Seller’s Solicitors (or as the Seller may direct) of the unconditional consent in writing of Bregal Capital LLP to the transfer by the Seller of the Shares pursuant to this Agreement for the purposes of clause 12.1.1 of the Shareholders’ Agreement and Article 11.1(a) of the articles of incorporation of the Company; and

(c)	as evidence of the authority of each person executing this Agreement or any document referred to in this Agreement on behalf of the Buyer, deliver or procure delivery to the Seller’s Solicitors (or as the Seller may direct) a certified copy of the minutes of a duly held meeting of the members of Bregal Capital LLP (or a duly constituted committee thereof) (as necessary to provide valid authorisation) authorising the execution by Bregal Capital LLP on behalf of the Buyer of this Agreement and any other such document referred to in this Agreement.

3	General

3.1	All documents and items delivered at Completion shall be held by the recipient to the order of the person delivering them until such time as Completion shall take place.

Schedule 2: Additional Consideration

1	Calculation of Additional Consideration

The Additional Consideration shall be calculated in accordance with the following formula:

AC = ((A – (B + C)) x D) – £1,942,579

where:

AC means the Additional Consideration (the amount of which shall first be calculated by the Buyer in £Sterling and then converted into US Dollars at the rate of exchange at which the Buyer is able to purchase US Dollars with £Sterling from The Royal Bank of Scotland International Limited, P.O. Box 64, Royal Bank House, 71 Bath Street, St Helier, Jersey JE4 8PJ, Channel Islands on the next Business Day after the date on which the amount of the Additional Consideration is determined by the parties or the Expert);

A means the amount of the consideration due to the Buyer (or other holder of the Shares), in respect of the Shares, from the Sale (before deducting any fees, commission or other expenses but including any deferred consideration) as determined by the parties or the Expert together with such sums as the parties or the Expert shall agree as representing the cash value of any consideration received or receivable otherwise than in cash; provided that with respect to any Sale of less than all of the outstanding equity securities of the Company, all the Shares will be deemed to have been sold in such Sale;

B means £40,571,482;

C means the pro rata share of the Buyer (or other holder of the Shares) of all reasonable costs and expenses incurred in respect of the Sale (and for this purpose, such pro rata share shall not exceed the proportion that the amount of the consideration due to the Buyer (or other holder of the Shares), in respect of the Shares, from the Sale bears to the total amount of the consideration for the Sale);

D means one third,

provided that AC shall not be less than zero.

2	Notification of Additional Consideration

2.1	On the next Business Day after the date on which the Buyer (or other holder of the Shares) receives the amount of the consideration due to it, in respect of the Shares, from the Sale, the Buyer shall notify the Seller (i) of the Buyer’s calculation (which calculation shall be undertaken by the Buyer in good faith towards the Seller) of the Additional Consideration and (ii) whether or not the consideration from the Sale includes any non-cash consideration.

2.2	If the consideration from the Sale does not include any non-cash consideration then the Buyer’s calculation of the Additional Consideration as notified to the Seller in accordance with paragraph 2.1 shall be binding on the Seller and deemed to be agreed by the parties unless the Seller objects to the Buyer’s calculation within 10 Business Days after its receipt thereof pursuant to paragraph 2.1.

2.3	If the consideration from the Sale includes any non-cash consideration or the Seller objects to the Buyer’s calculation of the Additional Consideration within 10 Business Days as provided in paragraph 2.2 then the Additional Consideration shall be agreed between the parties or, in the absence of agreement within 20 Business Days of the date of the Sale, the parties shall jointly instruct the Expert who shall determine and report in writing on the value, calculation and amount of the Additional Consideration in accordance with the following paragraphs of this Schedule.

2.4	An Expert is a person appointed in accordance with this and the subsequent paragraphs to resolve a dispute arising under paragraph 1 in relation to the calculation of the Additional Consideration.

2.5	The parties shall use all reasonable endeavours to reach agreement regarding the identity of the person to be appointed as the Expert and to agree the terms of his appointment with the Expert. Neither party shall unreasonably withhold its agreement to the terms of appointment proposed by the Expert or the other party.

2.6	If the parties fail to agree on an Expert and the terms of his appointment within 10 Business Days of either party serving details of a proposed Expert on the other, either party shall be entitled to request the President for the time being of the Institute of Chartered Accountants of England and Wales to appoint the Expert and to agree his of terms of appointment on behalf of the parties.

2.7	The parties shall use all reasonable endeavours to procure that the Expert shall deliver a written decision and give notice (including a copy) of the decision to the parties as soon as possible and within a maximum of 20 Business Days of the matter being referred to him, if possible.

2.8	If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by paragraph 2.7 then:

(a) either party may apply to the President for the time being of the Institute of Chartered Accountants of England and Wales to discharge the Expert and to appoint a replacement Expert with the required expertise; and

(b) this paragraph 2 shall apply in relation to the new Expert as if he were the first Expert appointed.

2.9	The parties are entitled to make submissions to the Expert including oral submissions and shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

2.10	To the extent not provided for by this paragraph 2, the Expert may, in his reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate, including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination.

2.11	Each party shall with reasonable promptness supply each other with all information and give each other access to all documentation and personnel as the other party reasonably requires to make a submission to the Expert under this paragraph 2.

2.12	The Expert shall act as an expert and not as an arbitrator. The Expert shall determine any dispute, which may include any issue involving the interpretation of any provision of this Agreement, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Expert’s written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud.

2.13	Each party shall bear its own costs in relation to the Expert. The Expert’s fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the parties equally or in such other proportions as the Expert directs.

Execution page

This document has been entered into by the parties or their duly authorised representatives on the date set out at the beginning of this document.

Signed by * duly authorised for and on behalf of Tower Group, Inc.	) ) ) )

sign here: /s/ Elliot S. Orol **

* insert name of signatory		SVP, General Counsel & Secretary ** insert title of authorised signatory print name: Elliot S. Orol

Signed by Adam Barron duly authorised for and on behalf of Bregal Capital LLP, the manager of, and acting on behalf of, The Bregal Fund III L.P.	) ) ) )

sign here: /s/ Adam Barron *** Managing Partner, Bregal Capital LLP *** insert title of authorised signatory print name: Adam Barron